EXHIBIT 3.4

AMENDMENT TO CERTIFICATE OF INCORPORATION
OF
AXION POWER INTERNATIONAL, INC.

Axion Power International, Inc. (the “Corporation”), pursuant to the requirements of Section 242 of the General Corporation Law of the State of Delaware, as amended, hereby adopts this Amendment to its Certificate of Incorporation.

WHEREAS, the Amendments to the Certificate of Incorporation set forth below were adopted by a resolution by the Corporation’s Board of Directors and submitted to the Corporation’s stockholders for their approval in accordance with the requirements of Section 242 of the General Corporation Law of Delaware; and

WHEREAS, the number of shares of common stock issued, outstanding and entitled to vote with respect to the respect to the amendments was 205,642,440 and in accordance with Section 242 of the General Corporation Law of Delaware, the holders of 177,999,767 shares of common stock voted in favor the amendments to the Corporation’s Certificate of Incorporation:

WITNESS, in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware, the provisions of the Article Fourth of the Corporation’s Certificate of Incorporation are hereby amended to include the following additional provision.

(f)   Effective at 12:01 a.m. EDT on June 5, 2004

(1)   The One Hundred Thirty Two Thousand and Eighty-Two issued and outstanding shares of the Corporation's $.0001 par value common stock shall be subdivided in the ratio of One Hundred (100) shares of $0.0001 par value common stock (“New Common”) for every share held by a stockholder immediately prior to the effective time set forth above for the subdivision.

(2)   Certificates representing shares of New Common shall only be issued upon the surrender to the Corporation’s transfer agent of certificates representing shares of Common Stock. No certificate for shares of New Common shall be valid unless it is signed in accordance with the Corporation’s by-laws and countersigned by the Corporation’s transfer agent.

(3)   Following the effective date of the foregoing subdivision of shares of common stock, until surrendered for cancellation and issuance of a replacement certificate, each certificate evidencing shares of common stock prior to such subdivision of shares shall after the effective date of such subdivision of shares evidence the number of shares into which such shares have been subdivided.

IN WITNESS WHEREOF, Axion Power International, Inc. has caused this Certificate of Amendment to be signed by Kirk Tierney, its president, and John L. Petersen, its Secretary, this 4th day of June 2004.

AXION POWER INTERNATIONAL, INC.	ATTEST

/s/	/s/

KIRK TIERNEY, PRESIDENT	JOHN L. PETERSEN, SECRETARY